UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events.

On December 31, 2007, Neuro-Hitech, Inc., a Delaware corporation (the “Company”), amended and restated its Non-Management Directors Deferral Program (the “Program”). Under the Amended and Restated Non-Management Directors Deferral Program (the “Program”), directors who are not employees of the Company or any of its subsidiaries are permitted to elect to receive compensation for their service as members of the Board of Directors in part or in whole in the form of options of Company common stock in lieu of cash. The total amount of retainer or fee payable to the non-management director during a calendar year that is subject to the program shall be multiplied by 1.5 (the “Deferral Amount”), and the non-management director shall be issued on the first business day of the calendar year for which the retainer or fee otherwise would have been paid (the “Issue Date”), options for a number of shares of common stock determined by dividing the Deferral Amount by the Value (as defined in the Program) of an option as of the Issue Date. The options are subject to monthly vesting and are exercisable six months after the Issue Date. The election must be made prior to the year in which the services are to be performed.

The Program was amended to provide that instead of receiving options on a quarterly basis, the non-management director will receive one option for the Deferral Amount at the beginning of the calendar year, which option is subject to vesting. Additionally, the exercise price of the option shall be determined on the first business day of the calendar year instead of the last trading day prior to the beginning of each calendar quarter.

A copy of the Program is attached as an exhibit under Item 9.01(d) of this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Non-Management Directors Deferral Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: January 2, 2008	By:	/s/ David Barrett
David Barrett
Chief Financial Officer